[We have omitted portions of this Exhibit pursuant to a request for confidential treatment that we have filed pursuant to Rule 406 of the Securities Act. We have separately filed a copy of this Exhibit with the omitted portions intact with the Securities and Exchange Commission.]

                             EXCLUSIVE SALES AGREEMENT(1)

      This Exclusive Sales Agreement (the "Agreement") is made as of the 1st day of January, 1996 by and between Delta Consolidated Corporation, a New York corporation doing business as Nautilus Marketing ("Nautilus Marketing"), and NovaCare, Inc., a Delaware corporation, The Polaris Group division
("NovaCare").

      WHEREAS, Nautilus Marketing is engaged in the business of marketing products of Nautilus International, Inc., a Virginia corporation ("Nautilus"), and

      WHEREAS, Nautilus Marketing desires to engage NovaCare to solicit orders for certain of the products of Nautilus for sale to customers in certain markets and territory as described herein;

      NOW THEREFORE, in consideration of the promises and the mutual covenants herein, the parties hereto agree as follows:

1.    RIGHTS GRANTED

      1.1 Except as limited hereby, Nautilus Marketing hereby grants to NovaCare, subject to the terms and conditions set forth herein, the exclusive right to solicit and submit orders for the Products from Senior Living Industry purchaser locations within the Territory (as so defined, the "Exclusive Market"), and the non-exclusive right to solicit and submit orders for the Products from hospitals and outpatient medical clinics in the Territory for Medical Purposes (such market, together with the Exclusive Market, being sometimes referred to herein as the "NovaCare Market"). It is expressly understood and agreed that the NovaCare Market shall not include individuals purchasing for in-home or personal use of the Products, any person or entity purchasing for resale, any health club or fitness center outside the Senior Living Industry (whether a stand-alone facility or part of another business or institution), any agency or department of the federal government, or any entity purchasing through or under a contract with the General Services Administration.

      1.2 It is understood and agreed that the "Senior Living Industry" refers only to nursing facilities, subacute care units, other long-term care units, assisted living facilities and other non-hospital health care facilities that in each case provide residential and day care to senior citizens and other patients on premises. "Medical purposes," as used herein, refers to use of the Products in a hospital or outpatient clinic for preventive, rehabilitative and therapeutic medical purposes under the supervision of a physician, nurse, clinician, or other health care provider. An "affiliate" of NovaCare, as used herein, refers to any entity that controls, is

------------------------

(1) EXCEPT TO THE EXTENT THAT THE UNITED STATES ARBITRATION ACT APPLIES, THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO CHAPTER 48 OF TITLE 15 OF THE CODE OF LAWS OF SOUTH CAROLINA
controlled by, or is under common control with NovaCare. "Territory" refers to the United States of America.

      1.3 Except as expressly limited by Section 1.4 hereof, nothing herein contained shall be construed to limit the right of Nautilus or Nautilus Marketing to sell the Products outside the Exclusive Market, or to sell other Nautilus products in any market or manner whatsoever. Without limiting the foregoing, Nautilus and Nautilus Marketing shall not be restricted from selling any product under any existing or future Government Services Administration contract or other contract with any agency or department of the federal government, whether or not for use within the Senior Living Industry.

      1.4 NovaCare shall not knowingly submit any order for Products from any person or entity intending to resell or use the Products outside the NovaCare Market, without the prior written consent of Nautilus Marketing. Except as provided in Section 4.4 hereof, Nautilus Marketing shall not knowingly ship or install any Product or any equipment product which is designed for the consumer market or is part of the "Challenger" treadmill line to or within the Exclusive Market, and shall not knowingly sell any Product or any such consumer or Challenger equipment product to any party which intends to resell the same within the Exclusive Market, unless pursuant to orders submitted by NovaCare.

2.    PRODUCTS; DISCOUNT; COMMISSION AND MARKETING ALLOWANCE

      2.1 PRODUCTS. As used herein, "Products" means the complete line of Nautilus equipment, as such line is described on the retail price list published by Nautilus and in effect on the date hereof, provided that "Products" specifically does not include the line of Nautilus equipment designed for the consumer market, the "Challenger" treadmill line, or any nonequipment product of Nautilus which is not normally sold together with a Product.

      2.2   DISCOUNT ON NOVACARE PURCHASES. Subject to the terms and conditions
of this Agreement, Nautilus Marketing hereby grants a discount of     *
  * off the List Price (defined below) of products SOLD pursuant to orders submitted by NovaCare for its own account, or the account of any Affiliate identified as such in the order, and accepted by both Nautilus and Nautilus Marketing. Such discount shall be shown on the invoice for the Products sold, and shall not apply with respect to taxes or to charges for shipping (including insurance), special handling, crating, special paint and/or pad covers, and any other special charges or allowances that may be applicable from time to time (Special Charges), which shall be billed at the full amount thereof. NovaCare represents and agrees that Products purchased by NovaCare or any Affiliate shall be for use within the Territory by NovaCare or such Affiliate, and shall not be purchased for resale or resold in any market.

      2.3 SALES COMMISSION. Subject to the terms and conditions of this Agreement, Nautilus Marketing agrees to pay NovaCare a sales commission on sales of Products to Customers (as defined in Section 3.1 hereof), other than sales at a discount pursuant to Section

2.2 hereof, in response to orders submitted by NovaCare and accepted by both Nautilus and Nautilus Marketing and shipped to the Customer as further described in this Section 2.3 (the "Sales Commission").

            2.3.1 AMOUNT OF COMMISSION. For each sale of Products with respect to which the Sales Commission is payable, the Sales Commission shall be an amount equal to:

      (1) the aggregate amount collected by Nautilus on the invoice(s) rendered for that sale at the prices quoted for such Products pursuant to Section 3.2.4 after deduction of the following: applicable federal, state or local sales, excise, use or similar taxes, if any; credits for returned or defective products, any additional discounts and/or cancellations; and Special Charges (collectively "Deductions"), less

      (2)             *         of the List Price of the Products shipped
            pursuant to such order.

            2.3.2 LIMITATIONS. There shall be no commissions due on orders that are not accepted by Nautilus Marketing and Nautilus or that are received by Nautilus Marketing on or after the effective date of any termination of this Agreement. There shall be no commissions due for any product that is not a Product at the time the order is received by Nautilus Marketing or that is ordered by any person who is not a Customer at the time the order is received by Nautilus Marketing.

            2.3.3 TIME OF PAYMENT. The Sales Commission, if any, accrued to NovaCare in respect of a sale shall be due and payable to NovaCare, subject to adjustment as set forth in this Agreement, within thirty (30) days after the end of the fiscal month during which the full payment for that sale is received by Nautilus. In the case of orders financed by Nautilus in whole or in part pursuant to Section 3.4.2 hereof, unless otherwise specified at the time of such order, for purposes of determining the amount and the time of payment of the Sales Commission payable with respect to such order, the amount so financed shall be deemed collected in the month such financing is effected.

      2.4 MARKETING ALLOWANCE. In addition to the Sales Commission, for each year during which NovaCare meets the sales quota for such year described in
Section 4 hereof, Nautilus Marketing agrees to pay NovaCare a non-accountable
marketing allowance equal to       *        of the List Price of the Products
sold pursuant to orders submitted by NovaCare pursuant to this Agreement for which the Sales Commission is payable or the discount described in Section 2.2 hereof is applicable, and for which payment in full is received by Nautilus during such year (the "Marketing Allowance"). After NovaCare has met its sales quota for any sales year defined in Section 4 hereof, Nautilus Marketing shall pay the then-accrued Marketing Allowance for such year within thirty (30) days after the end of the quarter during which such sales quota was met, and shall pay any subsequently-accrued Marketing Allowance for such year within thirty (30) days after the end of each quarter (if any) remaining in such year. If, due to adjustments calculated pursuant to Section 2.7 hereof, NovaCare has not met its sales goal for any such sales year at the end of that year, to the extent any Marketing Allowance previously paid with respect to such year has not been recovered pursuant to Section 2.7.2 hereof, NovaCare shall refund to Nautilus Marketing any such unrecovered Marketing Allowance within 30 days after the end of such year.

      2.5 LIST PRICE. As used herein, "List Price" of a Product shall mean the price of such Product as listed on the standard retail price lists published by Nautilus Marketing or Nautilus from time to time for general use. Such standard retail price lists may be changed, expanded, reduced or modified, or the sale or distribution of any Product discontinued unilaterally, from time to time and at any time during the term hereof, in the sole and absolute discretion of Nautilus, without incurring any liability whatsoever to NovaCare or others. Nautilus Marketing will use its best efforts to give NovaCare sixty (60) days' notice in advance of any such change in List Price or Products, which notice may be in the form of one or more new price lists delivered in advance of their effective dates. It is understood and agreed, for purposes of calculating the Sales Commission and the Marketing Allowance, that List Price does not include Deductions, but that the foregoing provisions regarding unilateral modification and notice by Nautilus Marketing Nautilus shall apply to Deductions.

      2.6 EXPLANATION OF PAYMENTS. On or before the end of each fiscal quarter, Nautilus Marketing shall provide NovaCare with a schedule (an "Explanation of Payments") summarizing the basis for the computation of the Sales Commission and Marketing Allowance paid or accrued during the previous fiscal quarter including without limitation in respect to the pertinent period, the value of each shipment, the value of any credits, the commission amount for each shipment and the amount of any Deductions, plus any other information pertinent to the status of the orders submitted by NovaCare that Nautilus Marketing may elect to include. NovaCare also agrees that, in the event NovaCare has any question or objection regarding any information, or the lack thereof, regarding any aspect of any Explanation of Payments or any question regarding any order with an expiration date occurring during the period to which any Explanation of Payments pertains, NovaCare will give Nautilus Marketing in writing a detailed statement of such question or objection and the basis for it within sixty (60) days of the date on which NovaCare receives the Explanation of Payments (the "Receipt Date"). NovaCare agrees that all payments in respect to an Explanation of Payments shall be deemed to have been received by NovaCare, the information contained in such Explanation of Payments shall be deemed complete and correct, and all questions of NovaCare shall be deemed answered to the satisfaction of NovaCare, for all invoices sent, all orders received, and all payments received prior to the end of the period to which such Explanation of Payments pertains (plus, in the event of a post termination Explanation of Payments, all orders received, invoices sent and payments received prior to termination) except to the extent specified by NovaCare to Nautilus Marketing in a written objection or question within sixty days of the Receipt Date of that Explanation of Payments.

      2.7   ADJUSTMENTS AND REPAYMENTS.

            2.7.1 OUTSTANDING ADVANCES. An advance on the payment due NovaCare by Nautilus Marketing hereunder (an "Advance") shall be deemed to have been made under any of the circumstances described in this subparagraph:
(1) In the event that a Deduction applicable to the calculation of any Sales Commission or Marketing Allowance was not deducted in the calculation of such amount at the time of payment by Nautilus Marketing (whether through error or because the Deduction arose from events occurring after the initial calculation of the amount), the reduction in such amount that would have occurred if that Deduction had been deducted by Nautilus Marketing shall be an Advance. (2) In the event that the Marketing Allowance paid with respect to any sales year set forth in Section 4 hereof is determined not to have been payable due to failure of NovaCare to achieve the sales quota for such year, after adjusting for Deductions and making any other adjustments required hereunder, such payment shall be an Advance. (3) In the event any Customer fails to pay any amount due pursuant to an order financed by Nautilus pursuant to Section 3.4.2 hereof, the payment of which is guaranteed by NovaCare pursuant to Section 3.4.3 hereof, the amount of Sales Commission and Marketing Allowance previously paid with respect to such sale shall be an Advance, provided that such Sales Commission and Marketing Allowance shall be deemed to have been earned to the extent the amount paid by the Customer or by NovaCare pursuant to its guaranty obligation with respect to such sale,
less the amount of any Deductions related thereto, exceeds        *
  * of the aggregate List Price of all Products included in such sale. (4) Whenever, for any reason, the amount of Sales Commission, Marketing Allowance, or any other payment made in respect to a fiscal quarter exceeds the amount of such payments due in respect of that fiscal quarter after the adjustments set forth in this Agreement (whether as a result of an error in calculation or events occurring after the initial calculation), the amount of the overpayment shall be an Advance. (5) In the event NovaCare fails to pay any amount due Nautilus or Nautilus Marketing under the guaranty provisions set forth in Section 3.4.3 hereof, such unpaid amount may be treated as an Advance at the election of Nautilus Marketing. That portion of the total of all Advances made under this Agreement that, from time to time, has not been recovered by Nautilus Marketing through an adjustment to amounts paid in respect to any fiscal quarter shall be Outstanding Advances.

            2.7.2 OFFSET AND REPAYMENT. To the maximum extent possible, any Outstanding Advances shall be deducted at the earliest possible time from future Sales Commission, Marketing Allowance, or other sums owed by Nautilus or Nautilus Marketing to NovaCare, and shall continue to be deducted from any such sums that may become due after termination of this Agreement. If on the date any Sales Commission or Marketing Allowance becomes payable to NovaCare under this Agreement, NovaCare is indebted to Nautilus or Nautilus Marketing for any reason whatsoever, Nautilus or Nautilus Marketing, as the case may be, shall have the right to deduct from the payment of such amount the amount of such indebtedness. Further, in the event that NovaCare fails to earn or repay, prior to the termination of this Agreement, sufficient Sales Commission or Marketing Allowance to offset the amount of any portion of the Outstanding Advances as of the termination of this Agreement, NovaCare shall repay to Nautilus Marketing the amount of any Outstanding Advances remaining on the termination date of this

Agreement within thirty (30) days of such date.

3.    ORDERS AND TERMS

      3.1 ORDERS. All sales to NovaCare or to other purchasers within the NovaCare Market, (such purchasers, together with NovaCare, being referred to herein as "Customers") shall be in accordance with the terms and conditions of this Agreement, and in accordance with such other reasonable terms, conditions and procedures (not inconsistent herewith) as are established by Nautilus Marketing from time to time. Such other reasonable terms, conditions and procedures may be set forth by Nautilus Marketing or Nautilus in written communications, such as price lists, manuals, bulletins, letters, or the like. NovaCare shall comply with all requirements of Nautilus Marketing which are in effect from time to time regarding the submission of orders.

      3.2 TERMS OF ACCEPTANCE. Without limiting the generality of the foregoing, the following terms will be deemed incorporated in all orders accepted by Nautilus Marketing and Nautilus, and such acceptance is expressly made conditioned on the following:

            3.2.1 No sale shall be effective until a purchase order is delivered by NovaCare to Nautilus Marketing and accepted by Nautilus Marketing and Nautilus. Nautilus Marketing and Nautilus each reserves the right to reject any order in its sole discretion. Neither Nautilus Marketing nor Nautilus shall be liable to NovaCare for any loss or damage resulting from any such action so taken.

            3.2.2 Except as provided in Section 3.2.3 hereof, upon acceptance of a purchase order, after the number of days following such acceptance indicated by the then-current delivery lead time schedule published by Nautilus from time to time in its sole discretion (plus or minus ten business days), Nautilus, to the extent possible using its best efforts, shall drop ship the Products to the "ship to" address or addresses shown on the purchase order. NovaCare shall furnish Nautilus, on a timely basis, full and adequate shipping directions for each order.

            3.2.3 Delivery dates given by Nautilus or Nautilus Marketing for Product orders shall be considered estimates only. In the event of late delivery (defined as a delivery not shipped within 45 days from date Nautilus receives the order for said product), the ordering Customer may cancel the order provided that such Customer shall give written notice thereof to Nautilus Marketing and Nautilus, and further provided that the Products in question may be delivered within (10) business days after such notice is actually received by Nautilus Marketing and Nautilus, in which case the cancellation notice shall be void. Cancellation by a Customer in accordance with this subparagraph shall be without cost or penalty to NovaCare, and shall terminate any obligation on the part of Nautilus or Nautilus Marketing with respect to such canceled order, including without limitation any obligation for payment of Sales Commission or Marketing Allowance with respect to such canceled order.

            3.2.4 Upon shipment, Nautilus will invoice the Customer for the price of the Products ordered, (1) in the case of purchases made pursuant to
Section 2.2 hereof, at the discounted List Price described in that Section, or
(2) in the case of orders submitted by NovaCare pursuant to Section 3.1 hereof, at the sales prices quoted by NovaCare for the Products ordered (which in no
event shall be lower than            *            of the List Price of such
Products), plus, in each case, applicable charges for shipping, special handling, crating, special paint and/or pad covers, and applicable federal, state or local sales, excise, use or similar taxes, and any other charges in addition to the sales price for the Products ordered, the payment of which shall be the responsibility of the Customer.

            3.2.5 All Products Will be shipped F.O.B. Nautilus' manufacturing facility, and the Customer shall bear all costs of freight, insurance and associated costs.

            3.2.6 In the event orders of Products by Customers and other purchasers exceed Nautilus' ability to manufacture and deliver Products in a timely manner, Nautilus Marketing reserves the right to apportion Products among the Customers and its other customers in its reasonable discretion.

      3.3 MODIFICATION OF ORDERS, SHIPPING, ETC. Nautilus Marketing and Nautilus each has the right, in its sole discretion, to modify any of the Products, to cancel or delay shipment of any order for any reason, to discontinue the sale of all or some of the Products, or to allocate any of its products during a period of shortage, without incurring any liability to NovaCare, including without limitation any liability for the payment of the Sales Commission or Marketing Allowance. In the event any Product is discontinued by Nautilus or Nautilus Marketing (unless a substantially similar product is available or made available to NovaCare hereunder), the quota requirement set forth in Section 4 hereof for the year during which such discontinuation takes place shall be reduced by the amount produced by multiplying (1) the sales quota for the year of discontinuation, (2) the percentage of the aggregate List Price of Products purchased and paid for by Customers pursuant to orders submitted by NovaCare during the year preceding the year of such discontinuation represented by sales of the discontinued Product in such year, and (3) the percentage of days remaining in the year of discontinuation following the date of such discontinuation. The sales quota for each subsequent year will be reduced (if at all) by the amount produced by multiplying (1) the sales quota for such subsequent year, (2) the percentage described in clause (2) of the preceding sentence, and (3) the percentage of days (if any) of such subsequent year during which no substantially similar product to the discontinued Product is available or made available to NovaCare hereunder. In the event an order for Products submitted by NovaCare is accepted by Nautilus and Nautilus Marketing hereunder and is later canceled by Nautilus or Nautilus Marketing, or is canceled by the customer in accordance with Section
3.2.3 hereof, the aggregate List Price of the Products ordered pursuant to such order shall be deducted from the sales quota for the year during which such cancellation takes place.

      3.4   PAYMENT.

            3.4.1 TERMS. Nautilus Marketing and Nautilus shall have sole and absolute discretion, at the time of and with respect to each order from a particular Customer, to accept or reject any order made upon the condition of terms or financing, or for any other reason, and no order shall be effective until accepted by Nautilus and Nautilus Marketing. Without limiting the discretion of Nautilus and Nautilus Marketing under the foregoing sentence, a Customer may elect to submit an order specifying payment terms of either net thirty
(30) days or net ninety (90) days from the shipment date, provided that Nautilus shall charge and the Customer will pay interest on any unpaid balance, at four percent (4%) over the highest prime rate published by any bank at which Nautilus maintains an account, beginning after thirty (30) days from the shipment date until paid.

            3.4.2 FINANCING. A Customer shall be permitted, but not obligated, to apply for Nautilus in-house financing of any purchase of Products, which financing shall be upon such terms and conditions as Nautilus shall establish in its sole discretion for such Customer at the time of each such purchase. No sale involving Nautilus in-house financing shall be effective until the Customer makes application to Nautilus and is approved for such financing. Nautilus reserves the right to refuse to finance any Customer or purchase of Products for any reason whatsoever in its sole and absolute discretion exercised with respect to each order for which financing is sought.

            3.4.3 NOVACARE GUARANTY. In the event an order from a Customer is rejected for terms or financing by Nautilus or Nautilus Marketing, NovaCare may offer to guarantee to Nautilus Marketing and to Nautilus the timely payment of all amounts due Nautilus or Nautilus Marketing from time to time under any invoice or Nautilus in-house financing with respect to such order, and if such order and guaranty is accepted by Nautilus and Nautilus Marketing in its sole discretion, NovaCare shall be liable for the full and timely payment thereunder. NovaCare shall promptly pay all amounts required to be paid pursuant to any such guaranty, and if NovaCare fails promptly to pay any such amount, Nautilus Marketing may, in addition to its other remedies, elect to treat such amount (and the associated Sales Commission and Marketing Allowance, to the extent paid) as an Advance deductible pursuant to
Section 2.7.2 hereof from amounts due NovaCare.

4.    SALES QUOTAS

      4.1 In consideration of the exclusive and non-exclusive rights to sell the Products within the NovaCare Market granted hereby, NovaCare agrees to use its best efforts to effect sales and purchases aggregating at least the following minimum dollar volumes of Products within the NovaCare Market during the time periods shown:

                         JANUARY 1, 1996 TO DECEMBER 31, 1996
                         ------------------------------------
                                          *

                          JANUARY 1, 1997 TO DECEMBER 31, 1997
                          ------------------------------------
                                          *

                         JANUARY 1, 1998 to DECEMBER 31, 1998
                         ------------------------------------
                                           *

                        JANUARY 1, 1999 TO DECEMBER 31, 2000
                        ------------------------------------
                                           *

           JANUARY 1, 2001 TO DECEMBER 31, 2001 AND EACH YEAR THEREAFTER
           -------------------------------------------------------------
                                   the greater of:
                        (i)   *   of the prior year's quota
                                         or
           (ii) the prior year's quota plus one-half (1/2) the difference between the prior year's quota and the prior year's actual sales

      Notwithstanding the foregoing, the sales quota for any year hereunder
shall not exceed     *    , unless otherwise agreed in writing by the
parties hereto, during the ten (10) year period beginning on the date hereof and ending on November 30, 2005.

      4.2 Sales volumes for purposes of determining compliance with the above quotas will be calculated at the end of each of the above periods by adding together (1) the total List Price of Products, excluding Deductions, purchased and paid for by Customers pursuant to orders submitted by NovaCare for which the Sales Commission is payable with respect to such period, and
(2) the total List Price of Products, excluding Deductions, purchased and paid for by NovaCare or any Affiliate prior to the end of such period, as to which the discount set forth in Section 2.2 hereof is applicable.

      4.3 In the event NovaCare exceeds its quota in any of the above periods, NovaCare shall be entitled to carry over such excess and apply it toward the quota for the next successive period up to and including ten percent (10%) of the quota for such next successive period, provided that such excess shall be excluded from the calculation of the Marketing Allowance for such next successive period.

      4.4 It is expressly understood and agreed that the failure of NovaCare to meet the above sales quotas, as determined at the end of each of the above periods during the term hereof, will give Nautilus Marketing the right, upon written notice to NovaCare, to terminate the exclusivity of NovaCare's right to sell under this Agreement.

5.    REPRESENTATIONS AND COVENANTS

      5.1   REPRESENTATIONS OF NOVACARE

            5.1.1 CORPORATE STATUS. NovaCare is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority to conduct its business as presently conducted, to own, operate and lease its properties and to enter into and perform this Agreement. NovaCare is duly qualified to do business and is in good standing in all states in which the nature of its business and properties makes such qualification necessary.

            5.1.2 AGREEMENT DULY AUTHORIZED, EXECUTED AND BINDING. NovaCare has the full legal right and power and all authority required to enter into, execute and deliver this Agreement and all instruments and documents to be executed by it pursuant to this Agreement and to perform fully its or his obligations hereunder and thereunder. This Agreement and all instruments and documents to be executed pursuant to this Agreement have been duly authorized by all corporate action required to be taken by NovaCare, have been duly executed and delivered and are the legal, valid and binding obligation of NovaCare, enforceable against it in accordance with their respective terms.

            5.1.3 AGREEMENT CAUSES NO DEFAULT. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in any violation of or constitute a default under any provision of the Articles of Incorporation, by-laws or similar document of NovaCare, or any agreement, mortgage, note, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, law or regulation by which NovaCare is or may be bound or which may affect any of its respective assets or properties.

            5.1.4 REQUIRED CONSENTS. No consent, approval or authorization of, filing with or notice to any governmental authority or any person or entity is required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated herein.

      5.2   COVENANTS OF NOVACARE.

            5.2.1 NovaCare shall not have the authority to accept orders on behalf of Nautilus Marketing or Nautilus. Nautilus Marketing and Nautilus shall not be under any obligation to accept any order. The determination whether to accept an order shall be made by Nautilus Marketing and Nautilus in their sole discretion.

            5.2.2 NovaCare shall have no authority to make quotations with respect to purchase terms, other than prices (subject to the limitation set forth in Section 3.2.4 hereof), except to the extent authorized by Nautilus Marketing.

            5.2.3 NovaCare shall not extend any warranty or guarantee, make any other representation, or assume any liability on behalf of Nautilus Marketing or Nautilus, provided, however, that NovaCare may distribute literature supplied by Nautilus Marketing containing representations as to Products.

            5.2.4 NovaCare shall not have any authority to make, and shall not make, any commitment and/or obligation on behalf of Nautilus Marketing or Nautilus to anyone for any purposes under any circumstances.

6.    RESPONSIBILITIES OF NAUTILUS MARKETING AND NAUTILUS

      In addition to and subject to the other provisions of this Agreement, Nautilus Marketing or Nautilus shall:

      6.1 Provide Products to Customers in response to orders submitted by NovaCare and accepted by Nautilus Marketing and Nautilus, as set forth in this agreement.

      6.2 Use its best efforts to forward to NovaCare all leads received by it from advertising, trade shows, and other sources, to the extent such leads relate to potential sales into the Exclusive Market.

      6.3 Provide NovaCare with such marketing literature, technical advice and assistance and warranty literature as Nautilus Marketing and Nautilus deem appropriate for the Products. Such literature shall be provided to NovaCare with the cost of same to be borne by NovaCare, provided that NovaCare has approved such charges in advance or accepts a shipment of such literature. NovaCare shall not supply its employees or agents with any literature or information regarding the Products which is not either provided by Nautilus Marketing or Nautilus or approved by Nautilus Marketing or Nautilus in advance of its use. Nautilus Marketing and Nautilus will use their best efforts promptly to notify NovaCare of any literature errors.

      6.4 Provide NovaCare with access to employees of Nautilus Marketing and Nautilus for graphic design, marketing assistance and other support, if such employees have sufficient time available for such support as determined by Nautilus Marketing or Nautilus in their sole discretion. NovaCare shall pay for such employee services at the cost of such employees to Nautilus Marketing or Nautilus, as the case may be, as described in writing to NovaCare before such support is provided. Such payment shall be made by deduction from amounts payable pursuant to Section 2.3 hereof.

      6.5 Provide sales and technical training to NovaCare employees, trainers and/or representatives, upon reasonable request by NovaCare. In addition, NovaCare may utilize existing training classes that may be provided by Nautilus, based on availability and at Nautilus' reasonable discretion. All such training shall be provided at such prices as Nautilus shall announce from time to time.

7.    RESPONSIBILITIES OF NOVACARE

      In view of NovaCare's understanding that pre-sale and post-sale support of the Products by NovaCare are critical to the reputation and success of the Products in the marketplace, NovaCare acknowledges that its ability to provide such support and to aggressively market the Products is a critical element in Nautilus Marketing' decision to enter into this Agreement. Accordingly, in addition to the sales quotas set forth in Section 4 hereof and the other provisions of this Agreement, and in further consideration of the Sales Commission and the Marketing

Allowance, and the exclusive rights granted hereunder, NovaCare agrees to implement the sales and support program described below:

      7.1 BEST EFFORTS. NovaCare shall exercise its best efforts to achieve, in a manner consistent with other terms of this Agreement, maximum market penetration for the Products in the NovaCare Market. NovaCare will forward all leads for potential sales in the NovaCare Market received from Nautilus Marketing or other sources to the appropriate Representative promptly after receipt and will implement an appropriate follow-up system.

      7.2 NOVACARE SYSTEM. NovaCare shall develop and market a complete customized system (the "NovaCare System") respecting the sales of Products and the provision of support to purchasers of Products. The NovaCare System will include, but not be limited to:

            i.    Sale of appropriate Products.

            ii. Training in use of the Products through on-site instruction, using instructional manuals and other appropriate methods.

            iii. Provision of brochures and literature to Customers to assist in marketing through promotion of the strength training concept.

            iv. Follow-up support and assistance, including provision of toll-free telephone support, and on-site consultation as reasonably necessary.

      7.3 REPRESENTATIVES. NovaCare will use its existing force of sales representatives and any additional representatives as may be retained by NovaCare (collectively, the "Representatives") to sell the Products and implement the NovaCare System. NovaCare shall be solely responsible for the hiring, compensation, termination and all other matters relating to the Representatives and any other persons or entities employed or engaged by NovaCare for any reason whatsoever, and shall indemnify Nautilus Marketing and Nautilus against all injuries, actions, losses, damages, expenses or proceedings arising from the employment or engagement of or the actions or inactions of, any such persons or entities, except to the extent caused by any defect of a Product manufactured by Nautilus.

      7.4 LEADS. NovaCare agrees to promptly forward to Nautilus Marketing a complete written description of any lead or other information generated by NovaCare's advertising, trade shows, and other activities, or otherwise received by Novacare, relating to potential sales outside the NovaCare Market.

      7.5 TRADE SHOWS. NovaCare agrees to promote the Products by independently participating in at least five (5) appropriate shows in the Territory during each year of this Agreement. All travel and other expenses of NovaCare or its employees or Representatives related to these shows will be paid by NovaCare and/or the Representatives.

      7.6 SALES TRAINING. NovaCare shall cause the Representatives to become trained and knowledgeable with respect to functional capabilities and operation of the Products.

      7.7 LIMITATION ON EXTRA-TERRITORIAL AND UNSUPPORTED SALES. NovaCare shall not ship, sell, market or support any of the Products outside the Territory unless specifically authorized by the prior written consent of Nautilus Marketing.

      7.8 PROBLEM RESOLUTION. NovaCare will comply with all reasonable requests by Nautilus Marketing for assistance in the collection of accounts receivable, investigation of complaints and settlement of disputes regarding sale of Products to any Customer. NovaCare shall attempt to resolve all complaints of customers of NovaCare prior to involving Nautilus Marketing or Nautilus personnel.

      7.9 PRODUCT INFORMATION. NovaCare will immediately notify Nautilus and Nautilus Marketing if at any time it obtains notice or knowledge of any defect, dangerous condition, complaint, or other problem with respect to any Product, will provide with such notification such information as it has in its possession or can obtain without unreasonable effort or expense regarding such defect, dangerous condition, complaint or other problem, and will cooperate fully with Nautilus and Nautilus Marketing in their investigative and remedial efforts in response thereto. NovaCare agrees that any such information it obtains shall be deemed confidential information subject to the non-disclosure requirements of Section 8.3 hereof.

      7.10 CUSTOMER STATUS. NovaCare will provide Nautilus Marketing promptly with all information that Nautilus Marketing reasonably requests in connection with any order placed by a Customer, and will keep Nautilus Marketing apprised of any changes that may affect a Customer's status from time to time. Changes that may affect a Customer's status include, but are not limited to, a change in address or the identity of the person or persons responsible for purchasing the Products. NovaCare shall, on the request of Nautilus Marketing, assist Nautilus Marketing in obtaining credit information relating to Customers or prospective Customers.

      7.11 REPORTS. NovaCare shall monitor its activities and those of the Representatives with respect to the Products, and shall provide Nautilus Marketing with such reports as Nautilus Marketing may reasonably request from time to time.

      7.12 TRAINING FEE. NovaCare agrees to pay a training fee (only upon request to train from NovaCare) to Nautilus for any Nautilus employee who trains any person who purchases Products pursuant to orders submitted by
NovaCare. Such training fee will be calculated as         *        of the
gross invoice amount, less Deductions, collected by Nautilus from the purchaser of the Products sold. Payment will be made only after such purchaser signs a Nautilus installation satisfaction sheet provided by NovaCare.

      7.13. EXPENSES. Except for such expenses as may be approved by Nautilus Marketing from time to time for reimbursement by it, all expenses for travel, entertainment, office, clerical, office and equipment maintenance expense, general selling expense, and other expenses incurred by NovaCare, and all disbursements made by it in the performance of duties hereunder, shall be borne solely by NovaCare. In no case shall Nautilus Marketing be responsible or liable for any such expenses not approved by it for reimbursement.

      7.14. COMPLIANCE WITH COMMISSION AGREEMENTS, ETC. NovaCare agrees to comply, and to cause all of its Representatives, employees and other agents who are involved in NovaCare's performance under this Agreement to comply, in all material respects (except to the extent any such agreement or arrangement is inconsistent with this Agreement) with all agreements or arrangements, written or oral, entered into by NovaCare with any party other than or in addition to Nautilus or Nautilus Marketing, which in any way relate to or affect the Products or NovaCare's fulfillment of its obligations hereunder (a "Third Party Agreement"). Without limiting the generality of the foregoing, NovaCare agrees to pay in a timely manner all commissions and other amounts owed by NovaCare from time to time to any distributor or dealer under any Third Party Agreement entered into with any such distributor or dealer. NovaCare agrees that any such distributor or dealer shall look solely to NovaCare for payment of such commissions or other amounts, and agrees to indemnify Nautilus and Nautilus Marketing in accordance with
Section 12.1 hereof with respect to claims, liabilities and defense costs arising out of any Third Party Agreement.

      7.15. COMPLIANCE WITH LAWS. NovaCare agrees to comply, and to cause all of its Representatives, employees and other agents to comply, in all material respects with all applicable laws and regulations, including applicable workers' compensation laws, and to pay the premiums and other costs and expenses incident to the required workers' compensation coverage.

      7.16. PROPERTY OF NAUTILUS. Any property of Nautilus received by NovaCare under this Agreement shall be held by it for the account of Nautilus, and upon request by Nautilus or upon termination or expiration of this Agreement such property shall be returned to Nautilus in as good condition as when received by NovaCare, ordinary wear and tear excepted. All records or papers of any kind received from Nautilus Marketing or Nautilus related to their business shall remain the property of Nautilus Marketing and Nautilus and, together with any and all copies thereof, shall be surrendered to Nautilus Marketing or Nautilus, as the case may be, upon their request and upon the termination or expiration of this Agreement.

8.    NON-COMPETITION AND NON-DISCLOSURE

      8.1 Except as specifically authorized by Nautilus Marketing in writing in advance, NovaCare and its representatives shall not during the term of this Agreement represent or offer for sale any item of a similar nature to the Products other than the Products, nor shall NovaCare or any Affiliate, except to the extent authorized in writing by Nautilus Marketing, while this Agreement is in effect, have a financial interest in the manufacture, production, importation, sale or distribution of any item of a similar nature to any product sold by Nautilus Marketing or manufactured by Nautilus. Notwithstanding the foregoing, NovaCare may itself purchase any equipment, whether sold by Nautilus or otherwise, for use in facilities it owns, operates, or manages.

      8.2 Nautilus Marketing agrees not to solicit any Representative of NovaCare for employment with or as contractors of Nautilus Marketing.

      8.3 To the extent requested from time to time by Nautilus Marketing, NovaCare agrees to keep confidential such information as Nautilus or Nautilus Marketing may from time to time impart to NovaCare regarding Nautilus' business affairs, operations, products and customers, and NovaCare will not, in whole or in part, now or at any time, use such information except in performing its obligations under this Agreement, or disclose said information to any person without the prior approval of Nautilus or Nautilus Marketing, except as required by law

(in which case Nautilus Marketing shall be given as much prior notice of the terms of such disclosure as is reasonably practicable, along with a description of the information proposed to be disclosed).

9.    INTELLECTUAL PROPERTY: GOOD WILL

      9.1 NovaCare hereby acknowledges that one or more affiliates of Nautilus Marketing are the sole owners of the Products and the NAUTILUS, NAUTILUS SHELL DESIGN, STRONG MEDICINE and other trademarks, trade names and service marks now or hereafter affixed or related to the Products, and of all the goodwill associated therewith, (the "Trademarks"). NovaCare hereby acknowledges the validity of the Trademarks, that the same shall at all times be and remain the sole and exclusive property of those affiliates, and that NovaCare, by reason of this Agreement or otherwise, has not acquired any right, title, interest, or claim of ownership therein. The use by NovaCare of the Trademarks permitted hereunder and any and all goodwill arising from such use shall inure solely to the benefit of those affiliates and shall be deemed to be the sole property of those affiliates in the event of the termination of this Agreement for any reason; and upon termination of this Agreement, any and all rights in and to the Trademarks granted to NovaCare hereunder shall automatically terminate. If, during the term of this Agreement, any such right should become vested in NovaCare by operation of law or otherwise, NovaCare agrees that it will promptly, on the request of Nautilus Marketing or any affiliate and, in any event, upon termination or expiration of this Agreement, forthwith irrevocably assign, without consideration, any and all such rights, together with any good will appurtenant thereto, to Nautilus Marketing or its designated affiliate. NovaCare will at no time contest ownership of the rights or the goodwill associated with the Trademarks. Nothing contained in this Agreement shall be construed to prevent those affiliates from authorizing any other person, firm, or corporation to sell the Products outside the Exclusive Market or use associated Trademarks in any way.

      9.2 NovaCare shall not, and shall use its reasonable efforts to cause the Representatives not to, permit any Trademark, servicemark, or trade name of any affiliate of Nautilus Marketing to be used in a manner that is contrary to the instructions of Nautilus Marketing or that affiliate or that may adversely affect Nautilus Marketing or that affiliate or be detrimental to its good name and reputation, or which might adversely affect any other businesses licensed by Nautilus Marketing or any of its affiliates; nor do anything in any way, directly or indirectly, at any time during the term of this Agreement or thereafter to infringe upon, impair, harm, or contest the rights, title, and interests in or to the Products or Trademarks of Nautilus Marketing or any of its affiliates. NovaCare will not use any trademarks or other trade name in connection with the Products except those used by Nautilus Marketing. NovaCare will use those trademarks only in their standard form and style or as instructed by Nautilus Marketing. No other letter, word, design or symbol, or other matter of any kind shall be superimposed upon, associated with or shown in such proximity to the trademarks of affiliates of Nautilus Marketing as to tend to alter or dilute them. NovaCare will not combine or associate any trademark of Nautilus Marketing's affiliates with any other trademark or trade name. The generic or common name of any Product must always follow the trademark. Every use of any trademark of Nautilus Marketing's affiliates must be accompanied by the appropriate indication that the trademark is a trademark of the appropriate affiliate. Neither NovaCare nor any Representative will use any trademark or trade name of any affiliate of Nautilus Marketing or any simulation of such marks or names as a part of NovaCare's or any Representative's corporate or other trading name or designation of any kind. Nautilus Marketing reserves the right to withdraw the right to the use of the Trademarks if NovaCare or any Representative materially violates the provisions of this paragraph.

      9.3 If and to the extent each proposed use is submitted to and approved in writing in advance by Nautilus Marketing in its sole discretion, NovaCare will have the right to use of the Trademarks in marketing the Products in the NovaCare Market. Without limiting the discretion of Nautilus Marketing described in the foregoing sentence, such use may include, without limitation, business cards, brochures, letterhead, advertising, and trade shows and promotions.

      9.4 NovaCare shall give notice in writing to Nautilus Marketing of any infringement of any Trademarks of any of Nautilus Marketing's affiliates or misappropriation of any rights of any such affiliate which shall come to NovaCare's knowledge at any time and, when requested, shall cooperate with the appropriate affiliate in stopping such infringements. The appropriate affiliate of Nautilus Marketing shall decide the need for instituting legal action with respect to any infringement which may occur, and the cost of any such litigation or the policing of rights granted by such affiliate hereunder shall be paid by the affiliate.

      9.5 NovaCare agrees to cooperate in the defense or prosecution of any action involving infringement or misappropriation of any intellectual property or proprietary or confidential information.

      9.6 NovaCare hereby acknowledges the validity of all copyrights registered by or in favor of Nautilus, its parent company, or any affiliate of either of them in respect of literature, software and any other similar works which may be copyrighted. NovaCare agrees that it will comply with any licensing, sub-licensing or other program which Nautilus may from time to time implement with respect to software used in connection with Products. NovaCare shall not enhance or in any way alter any such software, and shall cause the Representatives not to do so. Any alteration of the software voids any Nautilus warranty with respect thereto.

10.   SERVICE AND WARRANTY

      10.1 NovaCare acknowledges that the Products require installation, warranty and nonwarranty service, and maintenance by skilled, trained and fully qualified Nautilus technicians (other than maintenance to be performed by the end user in accordance with Nautilus' recommended maintenance instructions). NovaCare will not, and will cause the Representatives to not, engage in any installation, service, or maintenance of the Products.

      10.2 NovaCare agrees to indemnify, defend and hold harmless Nautilus for and against any claim or cause of action, including without limitation any claim for loss or damages resulting from a voided warranty, arising solely out of any violation of this subparagraph by NovaCare or any Representative.

      10.3 The Nautilus new product Limited Warranty is as may be provided with the Products by Nautilus from time to time (the "Limited Warranty"). Nautilus agrees to double the normal term of the Limited Warranty applicable to each Product sold hereunder, provided that such doubling of the normal term shall apply to a particular Product only so long as it remains installed in the location in which it is first installed following sale hereunder. Nautilus reserves the right at any time to amend or modify its warranty policy, including any limitations or exclusions applicable thereto. All used or refurbished Products are sold "as is" and no Nautilus warranty shall apply thereto.

      THERE ARE NO OTHER WARRANTIES WHICH EXTEND BEYOND THE FACE OF THE LIMITED WARRANTY. ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND FITNESS FOR USE, ARE EXCLUDED.

      10.4 Nautilus' sole responsibility shall be to repair or replace Products under warranty, in accordance with the procedures set forth in the Limited Warranty. Charges for out-of-warranty repairs by Nautilus will be at the rates then in effect as charged to other Nautilus customers as Nautilus may establish from time to time. NovaCare shall not make any representation regarding cost, timing, availability or parts, or applicability of any warranty, or assume any liability on behalf of Nautilus Marketing or Nautilus, with respect to service or repair of the Products by Nautilus, whether in or out of warranty.

      10.5 NovaCare may not extend the Limited Warranty or modify it in any respect. No modification or extension of the Limited Warranty is effective unless it is contained in a writing signed by an authorized officer of Nautilus. NovaCare shall not, and shall use its best efforts to cause the Representatives to not, make any representation about the Products unless such representation is contained in literature provided or approved by Nautilus with respect to the Product in question.

      10.6 NovaCare shall indemnify and hold harmless Nautilus, including the payment of Nautilus' reasonable attorney fees and costs, in the event NovaCare or any representative of NovaCare makes any unauthorized commitment on behalf of Nautilus or Nautilus Marketing with respect to service and repair of any Product or any other matter, or makes any express or implied warranty or representation with respect to any Product which is inconsistent with, different from, or in addition to the Limited Warranty or literature provided or approved by Nautilus.

11.   TERM AND TERMINATION

      11.1 TERM. This Agreement shall continue for a term of five (5) years from the date hereof, and shall be automatically renewed for three successive five year periods thereafter, unless (1) NovaCare fails to meet or exceed its sales quota set forth in Section 4 hereof for any two years hereunder, whether or not such years are consecutive, in which case Nautilus Marketing shall thereafter have the right to terminate this Agreement without notice, or (2) this Agreement is otherwise earlier terminated pursuant to this
Section 11 or any other applicable provision of this Agreement.

      11.2 TERMINATION FOR BREACH. Either party shall have the right to terminate this Agreement with immediate effect if the other party hereto shall default on or breach any of the terms, conditions, or covenants undertaken by or binding on it under this Agreement, and such default or breach shall continue for a period of sixty (60) days after receipt of written notice of the default or breach, or if any representation or warranty made by the other party in this Agreement shall become untrue in any material respect.

      11.3 BANKRUPTCY, ETC. This Agreement may also be terminated by Nautilus Marketing if NovaCare makes an assignment for the benefit of creditors, files a voluntary petition under the federal bankruptcy laws, or any state law of similar import, is the subject of any involuntary petition under the federal bankruptcy laws or any state law of similar import without having the same dismissed within sixty (60) days of its filing, or makes any bulk transfer of its assets.

      11.4 PENDING SALES. Upon termination of this Agreement, other than as a result of NovaCare's breach hereof, NovaCare shall be entitled to receive the Sales Commission and the Marketing Allowance, in accordance with and limited by the provisions of Sections 2.3 and 4 hereof, with respect to orders ultimately accepted by Nautilus Marketing and Nautilus that were submitted by NovaCare to Nautilus Marketing prior to the effective date of such termination in compliance with all requirements regarding the submission of orders then in effect. No other or further amounts, for any reason, shall be payable by Nautilus Marketing to NovaCare after termination. NovaCare agrees that after termination of this Agreement Nautilus Marketing may, in its sole discretion, in order to assure payment of any amounts due Nautilus Marketing in connection with Outstanding Advances, withhold up to one-third of any amount due in respect to any fiscal quarter for an additional thirty days from the date on which such amounts would otherwise be due and payable. In the event that any order is accepted by Nautilus Marketing and Nautilus but canceled after termination because of expiration of the order or the creditworthiness of the Customer, or at the request of the Customer, or for any similar reason, no Sales Commission or Marketing Allowance shall be due in respect to that order even if it is later rebooked.

      11.5 NO LIABILITY. Nautilus Marketing shall not, by reason of the termination or expiration of this Agreement, be liable to NovaCare for compensation, reimbursement, or damages either on account of present or prospective profits on sales or anticipated sales, or on account of expenditures, investments, or commitments made in connection therewith, or in connection with the establishment, development, or maintenance of the business or goodwill of NovaCare, provided that termination shall not affect the rights or liabilities of the parties with respect to sales of Products hereunder prior to such termination, or with respect to any Sales Commission, Marketing Allowance, Outstanding Advances, or other amount or indebtedness then owing by either party to the other at the time of termination.

      11.6 RETURN OF MATERIAL. Upon termination or expiration of this Agreement, any samples for which NovaCare has not paid in full, any equipment (including without limitation computers), any price books, other pricing data, catalogues, booklets, pamphlets, technical information, literature, and any sales or advertising aids and materials provided to NovaCare by Nautilus or Nautilus Marketing (including all copies or extracts) shall remain or become the property of Nautilus or Nautilus Marketing, as the case may be, and shall be promptly returned to Nautilus or Nautilus Marketing, as the case may be, along with any documents containing any information regarding the business of Nautilus or Nautilus Marketing.

      11.7 DISCONTINUANCE OF USE OF NAMES. Upon termination or expiration of this

Agreement, NovaCare will immediately discontinue every use of any Trademark and the use of any language stating or suggesting that NovaCare is a sales representative of Nautilus Marketing or affiliated in any way with Nautilus.

12.   INDEMNIFICATION AND INSURANCE

      12.1  NOVACARE.

            12.1.1 NovaCare agrees to indemnify Nautilus and Nautilus Marketing, their present and former agents, servants, officers, directors, employees, attorneys, representatives, predecessors, successors, assigns, shareholders, parent, subsidiaries and affiliates, and any and all other persons or entities related thereto, against any and all claims, damages, losses and expenses, including reasonable attorney's fees, arising in whole or in part out of any action or inaction of NovaCare, any Representative of NovaCare or any of NovaCare's employees or agents arising under or in connection with NovaCare's performance under this Agreement, any deficiency in the performance under this Agreement by NovaCare or any person or entity employed or engaged by NovaCare in connection with this Agreement or any violation or breach by NovaCare of any provision of this Agreement.

            12.1.2 NovaCare shall carry general liability insurance coverage in an amount of not less than $1,000,000 (combined single limit per occurrence) with an insurance company satisfactory to Nautilus. NovaCare shall provide Nautilus with a certificate of insurance evidencing such coverage within thirty (30) days of the execution of this Agreement showing Nautilus International, Inc. as an additional insured and certificate holder and providing that such insurance shall not lapse or be canceled or modified unless Nautilus has been given thirty (30) days' prior written notice of the intended cancellation or modification.

      12.2  NAUTILUS MARKETING.

            12.2.1 Nautilus Marketing agrees to indemnify NovaCare, its present and former agents, servants, officers, directors, employees, attorneys, representatives, predecessors, successors, assigns, shareholders, parents, subsidiaries and affiliates, and any and all other persons or entitles related thereto, against any and all claims, damages, losses and expenses, including reasonable attorney's fees, arising in whole or in part out of (i) claims by previous sales agents, distributors or other resellers of the Products, (ii) any action or inaction of Nautilus Marketing or any of its employees or agents arising under or in connection with Nautilus Marketing' performance under this Agreement, (iii) any deficiency in the performance under this Agreement by Nautilus Marketing or any person or entity employed or engaged by Nautilus Marketing in connection with this Agreement or (iv) any violation or breach by Nautilus Marketing of any provision of this Agreement.

            12.2.2 Nautilus shall carry general liability insurance coverage in an amount of not less than $1,000,000 (combined single limit per occurrence) with an insurance company reasonably satisfactory to NovaCare. Nautilus shall provide NovaCare with a certificate of insurance evidencing such coverage within thirty (30) days of the execution of this Agreement showing NovaCare, Inc. as an additional insured and certificate holder and providing that such insurance shall not lapse or be canceled or modified unless NovaCare has been given thirty (30) days' prior written notice of the intended cancellation or modification.

13.   RELATIONSHIP OF THE PARTIES

      13.1 NovaCare specifically acknowledges and agrees that it is an independent contractor hereunder. Nautilus Marketing is interested only in the results to be achieved, and subject to the terms and conditions of this Agreement, the conduct and control of the work will lie solely with NovaCare. It is understood that Nautilus Marketing does not agree to use NovaCare exclusively except as stated herein. It is further understood that NovaCare is free to contract for similar services to be performed for other parties while under contract with Nautilus Marketing, subject to the non-competition provisions hereof. It is the express intention of Nautilus Marketing and NovaCare that anything in this Agreement which may be construed as inconsistent with the independent contractor relationship shall be disregarded.

      13.2 Neither NovaCare, the Representatives, nor its or any of their employees or agents are employees of Nautilus or Nautilus Marketing under the meaning or application of any law. Neither NovaCare, the Representatives, nor any of its or their employees, representatives, agents and independent contractors shall be covered as employees of Nautilus or Nautilus Marketing under the workers' compensation laws of any state, or any other laws pertaining to employees of an employer or the employment relationship. NovaCare shall be solely responsible for the reporting, for purposes of federal tax, state tax, FICA and any other applicable law, of any payments made to it or its employees or the Representatives or other agents or independent contractors by Nautilus Marketing or NovaCare, and is solely responsible for any payments required by the United States Internal Revenue Service or other governmental agencies with respect to such payments.

      13.3 NovaCare shall not hold itself out as an agent of Nautilus or Nautilus Marketing. NovaCare shall not have, or represent itself as having, any authority to make contracts in the name of Nautilus or Nautilus Marketing or to bind Nautilus or Nautilus Marketing in any manner. NovaCare shall not make any warranties or statements ostensibly on behalf of or approved by Nautilus or Nautilus Marketing with respect to the Products other than those set forth in the Limited Warranty or literature provided or approved by Nautilus or Nautilus Marketing.

      13.4 It is understood and agreed that no franchisor/franchisee relationship is created by this Agreement or otherwise exists between the parties. NovaCare expressly acknowledges that it has negotiated with Nautilus Marketing as an independent contractor, and that is shall not be deemed a franchisee of Nautilus or Nautilus Marketing under any circumstance whatsoever.


      13.5 Any breach of the terms of this Section 13 shall be deemed a material breach of this Agreement.

14.   MISCELLANEOUS

      14.1 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties hereto with respect to the matters set forth herein, and there are no other Agreements between the parties pertaining to the subject matter hereof, either oral or written. Except as provided in Section 3.1 hereof, no contrary, different or additional terms will apply to the transactions contemplated by this Agreement, even if such terms are contained on purchase orders, order confirmations, or other forms or documents sent by a Customer.

      14.2 ASSIGNMENT. Either party hereto may assign its rights and obligations under this Agreement to a successor corporation, to an affiliate corporation controlling, controlled by, or under common control with such party, or to a corporation to which it transfers substantially all of its assets, upon written notice to the other party. In addition, NovaCare may assign its rights and obligations to an entity designated by Gary Reinl upon obtaining the prior written consent of Nautilus Marketing, which consent may be withheld for any reason in the sole discretion of Nautilus Marketing. Any other assignment hereof shall require the written consent of the other party. This Agreement shall inure to the benefit of Nautilus Marketing and NovaCare and be binding upon the parties hereto, and their respective successors and permitted assigns. In each case of any assignment hereunder, the assigning party shall remain liable for the performance of all of its obligations hereunder, provided that Nautilus Marketing shall be released from such performance upon the sale of substantially all of the assets of Nautilus or Nautilus Marketing in one or more transactions, and NovaCare shall be released from such performance after an assignment by it, with the consent of Nautilus Marketing, to an entity designated by Gary Reinl.

      14.3 MODIFICATION AND WAIVER. This Agreement may not be modified or amended except by Nautilus Marketing as provided herein or in a writing signed by NovaCare and by Nautilus Marketing. Either party may waive, in writing, a provision in this Agreement which is for its benefit, but such provision shall not otherwise be deemed waived. A waiver of any provision in any one instance shall not be deemed a waiver of any provision in any other instance. No provision contained in this Agreement shall be deemed to have been waived by reason of any failure or delay to enforce the same, regardless of the number of breaches or violations which may occur.

      14.4 ENFORCEABILITY. In the event any provision of this Agreement shall be invalid, illegal or unenforceable in any circumstance, the validity, legality and enforceability of that provision in any other circumstance or of the remaining provisions shall not in any way be affected or impaired thereby.

      14.5 EXCUSE OF PERFORMANCE. Nautilus shall not be liable for failure to deliver, delays in delivery or failure to perform under this Agreement occasioned, in whole or in part, by strikes, lockouts, embargoes, war, or other outbreak or hostilities, inability to obtain materials or shipping space, machinery breakdown, delays of carriers or suppliers, governmental acts and regulations, acts of God, receipt of orders in excess of Nautilus' inventory or then scheduled delivery capacity, or any unforeseen circumstances or cause beyond Nautilus' reasonable control. However, if Products are not available on a commercially reasonable basis due to one or more of the above circumstances, NovaCare will not be held to its quota requirements during the period of such inability to deliver, but shall reasonably and in good faith negotiate with Nautilus Marketing to establish new objectives.

      14.6 ARBITRATION. Any controversy or claim arising under or in relation to this Agreement, or the breach thereof, or the relations between NovaCare and either Nautilus Marketing or Nautilus shall be settled by arbitration by a panel of three arbitrators (unless the amount in dispute is less than $25,000 in which case there shall be only one arbitrator) in the City of Greenville, South Carolina, administered by the American Arbitration Association, except as specified otherwise in this Agreement, under its Commercial Arbitration Rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

      14.7 LIMITATION ON ARBITRATION REMEDIES. The arbitrators shall have no power to extend this Agreement beyond its termination date, nor to order reinstatement or other continuation of the parties' relationship after termination, nor to award punitive, consequential, multiple, incidental or any other damages in excess of the economic damages actually sustained by the claimant.

      14.8 CHOICE OF LAW AND FORUM; JURY TRIAL WAIVER. This Agreement shall be governed, construed, and interpreted in accordance with the laws of the state of South Carolina and the United States Arbitration Act without giving effect to any choice or conflict of law provision or rule (whether of the state of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of South Carolina. Any actions or proceedings with respect to any matters, arising under or growing out of this Agreement or the performance of this Agreement, shall be instituted and prosecuted only in state or federal courts located in the City of Greenville, South Carolina. Each party specifically consents to service of process by and the jurisdiction of and venue in those courts. Each party further consents that any process, notice of motion or other application to the court or any judge thereof may be served in the manner provided for giving of notice under this Agreement provided a reasonable time for appearance is allowed. NovaCare, to the fullest extent permitted by law, hereby waives a jury trial with respect to any litigation in regard to any matters arising under or growing out of this Agreement, the performance of this Agreement, or NovaCare's relations with Nautilus Marketing or Nautilus. The parties represent and warrant that they understand the implications of this subparagraph, that they have comparable bargaining power and access to counsel and have consulted such counsel in the drafting of this subparagraph, together with any and all other terms and conditions set forth in this Agreement, and that they intend to be fully bound hereby.

      14.9 HEADINGS. The headings in this Agreement are inserted for the convenience of the parties hereto and shall not define, affect, limit, or describe the scope or intent of this Agreement or any portion thereof in any way.

      14.10 SURVIVAL. After termination, this Agreement shall continue to govern the rights and duties of the parties as to transactions made hereunder and continuing covenants. Without limiting the generality of the foregoing, all confidentiality and nondisclosure obligations under this Agreement shall survive its termination.

      14.11 AUTHORITY. The person executing this Agreement on behalf of each party represents and warrants that he or she is duly authorized to bind such party and that such party has authorized him or her to execute this Agreement on behalf of such party.

      14.12 CONFIDENTIALITY. Except as may be required by law, the terms of this Agreement shall be kept in strict confidence by both parties. Neither party may disclose the contents of this Agreement to any person except for its employees, affiliates or agents who have a need to know such information, without the prior written consent of the other (which consent shall not be unreasonably withheld) except as may be required by law. Notwithstanding anything herein to the contrary, upon execution of this Agreement by both parties, NovaCare may issue a one-time Press Release regarding the general terms of this Agreement, provided that the Press Release is reviewed and approved by Nautilus Marketing in advance of release or other publication and may advertise itself as a Nautilus distributor so long as the specific details of this Agreement are kept confidential.

      14.13 NOTICE. All notice given hereunder shall be in writing and shall be validly given if delivered in person, by telex, by verbally confirmed facsimile, by telegram, or by the United States mail, as follows:

     If to Nautilus Marketing:          ATTN: President
                                        Delta Consolidated Corporation
                                        Hammond Square, Suite 200
                                        233 North Main Street
                                        Greenville, SC 29601

     With a copy to:                    ATTN: President
                                        Nautilus International, Inc.
                                        9800 West Kincey Avenue
                                        Calhoun Building, Suite 150
                                        Huntersville, NC 28078

     and:                               Wyche Law Firm
                                        Attn: Henry L. Parr, Jr.
                                        P. 0. Box 728
                                        44 East Camperdown Way
                                        Greenville, South Carolina 29602

                                        Facsimile No. (803) 235-8900
                                        Verify No. 803-242-8200

     If to NovaCare:                    NovaCare, Inc.
                                        1016 West Ninth Avenue
                                        King of Prussia, PA 19406
                                        ATTN: C. Arnold Renschler, M.D.

     IN WITNESS WHEREOF, the parties hereto have hereunder executed this Agreement as of the date indicated on the first page of this Agreement.

     DELTA CONSOLIDATED CORPORATION     NOVACARE, INC.

By: /s/ Danny L. Stanton                By: /s/ C. Arnold Renschler
   ---------------------------------        ------------------------------------

Name and title: Danny L. Stanton        Name and title: Sr. VP, Nova Care Inc.
               ---------------------                   -------------------------
          Pres-Nautilus International               President, The Polaris Group